Exhibit 99.1

FOR IMMEDIATE RELEASE

March 12, 2010

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

303-713-5000

Cloud Peak Energy Announces Year-End 2009 Reserves

Gillette, WY, March 12, 2010 — Cloud Peak Energy Inc. (NYSE:CLD) announced that it has submitted year-end 2009 coal reserve estimates to Rio Tinto plc on behalf of Cloud Peak Energy Resources LLC.  Cloud Peak Energy also submitted its year-end 2009 non-reserve coal deposit estimates to Rio Tinto.  This information was provided to Rio Tinto pursuant to the Master Separation Agreement entered into in connection with the November 2009 initial public offering of Cloud Peak Energy Inc. and related separation and transition transactions. Cloud Peak Energy Inc. owns a 51.7% controlling interest in Cloud Peak Energy Resources LLC. Rio Tinto owns the remaining interest in Cloud Peak Energy Resources LLC.

As of December 31, 2009, Cloud Peak Energy controlled approximately 1.0 billion tons of proven and probable coal reserves. All of the company’s proven and probable reserves are classified as steam coal.  The following table summarizes the tonnage of the company’s coal reserves that is classified as proven or probable, and assigned, as well as the company’s property interest, as of December 31, 2009:

Mine	Proven Preserves	Probable Reserves	Total Proven & Probable Reserves	Assigned Reserves	Reserves Owned	Reserves Leased
	(nearest million) (3)			(%)	(nearest million) (3)
Antelope	281	11	292	100	0	292
Cordero Rojo	318	92	410	100	38	372
Spring Creek	258	42	300	100	0	300
Decker (1)	1	0	1	100	0	1
Total (2)	859	145	1,004		38	966

(1)           Based on the company’s 50% interest in the Decker mine.

(2)           Total reflects rounding.

(3)           Amounts reflect short tons.  A “short” or net ton is equal to 2,000 pounds.  A “long” or British ton is 2,240 pounds. A “metric” tonne is approximately 2,205 pounds.  Reports by Rio Tinto regarding Cloud Peak Energy’s reserves may reflect metric tonnes, rather than short tons.

The following table provides the “quality” (sulfur content and average Btu content per pound) of the company’s coal reserves as of December 31, 2009:

Mine	Average Btu per lb (1)	Average Sulfur Content	Average Sulfur Content (2)
		(%)	(lbs SO2/mmBtu)
Antelope	8,850	0.24	0.54
Cordero Rojo	8,400	0.29	0.69
Spring Creek	9,350	0.33	0.71
Decker (3)	9,400	0.40	0.85

(1)           Average Btu per pound includes weight of moisture in the coal on an as-sold basis.

(2)           All of the company’s coal is considered to be compliance coal under the Clean Air Act.

(3)           Based on the company’s 50% interest in the Decker mine.

Cloud Peak Energy also announced that as of December 31, 2009, the company’s non-reserve coal deposits were as follows: Antelope mine (80 million tons) and Cordero Rojo mine (175 million tons). These deposits are coal bearing bodies that have been sufficiently sampled and analyzed in trenches, outcrops, drilling and underground workings to assume continuity between sample points, and therefore warrant further exploration work. However, this coal does not qualify as commercially viable coal reserves as prescribed by Securities and Exchange Commission standards until a final comprehensive evaluation based on unit cost per ton, recoverability and other material factors concludes legal and economic feasibility.

About Cloud Peak Energy™

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is the third largest U.S. coal producer and the only pure-play Powder River Basin coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, sub-bituminous coal.  The company owns and operates three surface coal mines in the Powder River Basin, the lowest cost major coal producing region in the nation. The Antelope Mine and Cordero Rojo Mine are located in Wyoming and the Spring Creek Mine is located near Decker, Montana. With approximately 1,500 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately 4 percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This document may contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our estimated coal reserves and non-reserve coal deposits. These forward-looking statements are based on management’s current expectations or beliefs, as well as assumptions and estimates made by management regarding our company, industry, economic conditions, government regulations and other factors. Various factors and assumptions are utilized in estimating coal reserves, including assumptions concerning future coal prices and operating costs. These estimates are periodically updated to reflect past coal production and other geologic or mining data. Acquisitions or sales of coal properties will also change these estimates. Changes in mining methods or the utilization of new technologies may increase or decrease the recovery basis for a coal seam. Accordingly, these estimates and statements are subject to significant risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”). In addition, there may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made herein, whether as a result of new information, future events or otherwise, except as required by law.

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505 South Gillette Avenue• PO Box 3009• Gillette, WY 82717-3009

Phone: (307) 687-6000• Fax: (307) 687-6015